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SECOND SUPPLEMENTAL INDENTURE dated for reference October 23, 1996 (the
"Supplemental Indenture") to CVD Financial 1993 Master Indenture, dated as of August 26, 1993 as amended by a First Supplemental Indenture dated August 26, 1993 (collectively the "Indenture"), made between Drummond Financial Corporation, formerly called CVD Financial Corporation, a Delaware Corporation (herein called the "Company") and Harris Trust Company of New York, a trust company organized pursuant to the laws of the State of Illinois, as trustee (herein called the "Trustee").

                     RECITALS OF THE COMPANY

A. The Company and the Trustee entered into the Indenture to provide for the issuance of unsecured subordinated variable rate bonds (herein called the "Securities") to be issued in one or more series as provided in the Indenture;

B. Section 902 of the Indenture provides that with the consent of Holders of not less than a majority amount of the Outstanding Securities, that the Company and Trustee may enter into an indenture or indentures supplemental for the purposes of adding or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner certain rights of Holders;

C. The Company has agreed to the modification of or change in or omission from the provisions contained in the Indenture hereinafter provided for;

D. The Company has requested the Trustee to concur in and execute this Supplemental Indenture;

E. The Indenture provides that any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of a substantially similar tenor signed by such Holders in person or by agent duly appointed in writing;

F. The terms and provisions of this Supplemental Indenture have been consented to and approved in writing by Holders of a majority of the Outstanding Securities;

G. The Company under the laws relating thereto is duly authorized to enter into the Supplemental Indenture and all things necessary have been done and performed to make the Supplemental Indenture a valid and binding instrument in accordance with its terms and under the terms of the Indenture; and

H. The foregoing recitals are made as representations and warranties by the Company and not by the Trustee.









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NOW THEREFORE THIS INDENTURE WITNESSES THAT the parties agree as follows:

1.  DECLARATION AND INTERPRETIVE PROVISIONS

This Supplemental Indenture is declared to be supplemental to the Indenture and is to form part of and shall have the same effect as though incorporated into the Indenture. In this Supplemental Indenture, unless there is something in the subject or context inconsistent therewith, the expressions herein used shall have the same meaning as corresponding expressions used in the Indenture and all provisions of the Indenture, except only so far as may be inconsistent with the express provisions of this Supplemental Indenture, shall apply to and have effect in connection with this Supplemental Indenture.

2.  EFFECTIVE DATE

For the purposes of convenience, this Supplemental Indenture will be effective from and after October 29, 1996, irrespective of the actual dates of execution hereof.

3.  ENUREMENT

This Supplemental Indenture will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

4.  AMENDMENT

4.1  Section 101
     -----------

(a) Section 101 of the Indenture is hereby amended to delete in their entirety: (i) subparagraph (2) of the definition of "Change in Control of the Company" on page 3 of the Indenture; (ii) the definitions of "Consolidated Assets", "Consolidated Liabilities" and "Consolidated Tangible Net Worth" on page 4 of the Indenture; and (iii) the definitions of "Loan Loss Reserve" and "Loan-to-Value Ratio" on page 6 of the Indenture.

(b) Section 101 of the Indenture is hereby amended to delete from the definition of "Senior Indebtedness" on page 9 of the Indenture, commencing in the 16th line thereof, the following:

  (C) the Loan-to-Value Ratio of the Company is not less than 1:1; and (D) the ratio of Consolidated Liabilities to Consolidated Tangible Net Worth of the Company is not greater than 15:1, both immediately before and immediately following the incurrence of such Indebtedness.

4.2  Section 1008
     ------------

Section 1008 of the Indenture is hereby amended to delete the same in its entirety.



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4.3  Section 1009
     ------------

Section 1009 of the Indenture is amended in its entirety to read as follows:

  "The Company shall not declare or pay any dividends or distribution either in cash, stock or any other property on its capital stock now or hereafter outstanding or on any warrant, option or other right to acquire capital stock now or hereafter outstanding, or redeem, retire, purchase or otherwise acquire any shares of any class of its capital stock now or hereafter outstanding, or any warrant, option or other right to acquire capital stock now or hereafter outstanding, including without limitation any put, call or other right to payment under any warrant, option or the right to acquire capital stock now or hereafter outstanding, unless at the time of such action an Event of Default shall not have occurred and be continuing, and the Company shall deliver to the Trustee an Officer's Certificate stating that, to the best of the knowledge to the signers thereof, no Event of Default shall have occurred and be continuing."

4.4  Sections 1010, 1012 and 1014
     ----------------------------

Sections 1010, 1012 and 1014 of the Indenture are hereby amended to delete the same in their entirety.

4.5  Section 1011
     ------------

Section 1011 of the Indenture is hereby amended in its entirety to read as follows:

  Section 1011.  Incurrence of Indebtedness.
                 ---------------------------

  The Company shall not create, incur, assume or permit to exist any indebtedness other than indebtedness outstanding as of the date of this Indenture; PROVIDED, HOWEVER, that this Section shall not prohibit the incurrence of (1) Senior Indebtedness; (2) unsecured indebtedness and other liabilities incurred in the ordinary course of business, but not incurred through the borrowing of money or the obtaining of credit; (3) indebtedness for taxes, assessments, governmental charges or levies to the extent that payment thereof shall not at the time be required to be made or to the extent that such taxes, assessments, governmental charges or levies may be the subject of good faith contest or bona fide dispute; or (4) indebtedness which is expressly subordinated to the Securities.

4.6  Consequential Amendments
     ------------------------

The Indenture is hereby amended to delete all references to any definitions which have been deleted in their entirety as provided in Section 4.1(a) of this Supplemental Indenture.


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5.  COUNTERPARTS

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts all together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed effective as of the date set out herein.

DRUMMOND FINANCIAL CORPORATION
(formerly called CVD Financial Corporation)

By:              /s/ Roy Zanatta
   --------------------------------------

Name:                Roy Zanatta
     ------------------------------------

Its:                 Secretary
    -------------------------------------

HARRIS TRUST COMPANY OF NEW YORK

By:            /s/ Amy Roberts
   --------------------------------------

Name:              Amy Roberts
     ------------------------------------

Its:        Assistant Vice-President
     ------------------------------------